Exhibit 99.1

BioStem’s Management Informs Potential Investors Regarding Recent Unsolicited Fax Blasts and Advertisements Released Without BioStem’s Knowledge or Consent.

ATLANTA, GA--May 24, 2007 -- BioStem, Inc. (OTC BB:BTEM.OB). On or about May 23, 2007, BioStem, Inc.’s (“our,” “we,” and the “Company’s”) management became aware of certain unsolicited fax blast communications and a large advertisement in the USA Today, listing the Company’s name and including certain information regarding Cryobanks International, Inc.’s (“Cryobank’s”) proposed Merger with the Company.

Neither we nor our management were aware of, paid for, approved, and/or had any connection or knowledge of the recent unsolicited fax blast and USA Today advertisement discussing the Company and Cryobanks, prior to the release of such information.

We strongly caution potential investors against relying on any disclosures made in any faxes and/or advertisements they receive regarding the Company, which are not officially disseminated by the Company and/or filed on a reputable financial website such as Yahoo.com/finance or prnewswire.com, or similar websites. Furthermore, we strongly caution potential investors to read the Company’s latest SEC filings at www.sec.gov and to review the Company’s disclosures regarding its financial position and results of operations and the conditions precedent which must occur before the closing of the proposed merger with Cryobanks, before making any investment in the Company.

Furthermore, we would like to make it clear that the proposed Merger with Cryobanks is subject to Cryobanks raising a substantial amount of money, which to the best of our knowledge, Cryobanks has not raised to date, and as such, we can provide no assurances that the proposed merger will close and/or that our operations will ever change from our current parking and related services to cord blood storage and cell stem research.

About BioStem:

BioStem, Inc.’s focus is parking and parking related services, including valet parking services and vehicle immobilization services which it owns and operates in Atlanta, Georgia.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular when used in the preceding discussion, the words "believes", "expects", "intends", "will", "anticipated" or "may" and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Except for historical information, all of the statements expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties including, without limitation, risks associated with operations, availability of capital on a reasonable term, the effects of government regulations and operations risks, and the risk factors set forth from time to time in the Company's SEC reports, included but not limited to its annual report on Form 10-K; its quarterly reports on Forms 10-Q, and any reports on Form 8-K. There can be no assurance that the acquisition described herein will successfully close. We undertake no ongoing obligation to update these statements. Factors that could affect results, levels of activity, performance or achievements and cause them to materially differ from those contained in the forward-looking statements include the failure to complete the merger of BioStem, Inc. (OTC BB:BTEM.OB - News) and Cryobanks International, Inc., which cannot be assured and which remains subject to financing conditions contained in the previously announced Agreement and Plan of Merger, and other factors that can be found in BioStem's filings with the Securities and Exchange Commission.

Contact:
Marc Ebersole
President
BioStem, Inc.
200 Hannover Park Road, Suite 120
Atlanta, GA 30350
(770) 650-1733